Exhibit 99.1

ZIOPHARM Announces Organizational Changes and New Appointments in Clinical and Regulatory

NEW YORK - June 20, 2008 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today changes and new appointments in its clinical and regulatory groups together with the departure of Brian Schwartz, MD, Chief Medical Officer, who will be leaving the Company as of July 11th to pursue other opportunities. His responsibilities as CMO will be assumed by Jonathan Lewis, MD, PhD, Chief Executive Officer.

“As part of a new organizational structure, three physician drug program managers, will report to Dr. Lewis, each with responsibility for one of the Company’s three product candidates, palifosfamide (ZIO-201), indibulin (ZIO-301), and darinaparsin (ZIO-101).”

At the same time, the Company is pleased to announce promotions of the two key executives in its regulatory and clinical operations.

Robert Morgan, JD, Vice President of Regulatory Affairs and Quality has been promoted to Senior Vice President, Regulatory Affairs, Quality, and Clinical Development, reporting to Richard Bagley, President and COO. Mr. Morgan has extensive experience with all aspects of clinical development, having successfully filed five NDAs.

Janice Stevens, RN, Senior Director of Clinical Operations has been named Vice President, Clinical Operations, reporting to Mr. Bagley. Ms. Stevens was responsible for building the clinical organization at ZIOPHARM, and has 20 years of experience in clinical research and development programs at various institutions.

“We thank Brian for his many contributions to the Company and wish him well in his future endeavors,” said Dr. Lewis. “ZIOPHARM’s leadership team has put significant effort into designing clear, data-driven clinical development programs for our three product candidates, and we are very pleased that Bob and Jan will continue with our three physician program managers to move our clinical programs forward”.

About ZIOPHARM Oncology, Inc.
ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

ZIOP-G

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Contacts:
Suzanne McKenna
ZIOPHARM Oncology, Inc.
(646) 214-0703
smckenna@ziopharm.com
or
Andrea Rabney
Argot Partners
(212) 600-1902
andrea@argotpartners.com